Exhibit 21.1
Subsidiaries of Bell Microproducts Inc.

Name	Jurisdiction of Organization
Bell Micro AB	Sweden
Bell Microproducts Argentina, S.A.	Argentina
Bell Microproducts Brazil Holdings, LLC	Minnesota
Bell Microproducts BV	Netherlands
Bell Microproducts BVBA	Belgium
Bell Microproducts Canada Inc.	California
Bell Microproducts Canada – Tenex Data ULC	Nova Scotia
Bell Microproducts do Brasil, Ltda	Brazil
Bell Microproducts Europe B.V.	Netherlands
Bell Microproducts Europe Export Limited	England and Wales
Bell Microproducts Europe Inc.	California
Bell Microproducts Europe (Holdings) B.V.	Netherlands
Bell Microproducts Funding Corporation	Delaware
Bell Microproducts – Future Tech, Inc.	California
Bell Microproducts GmbH	Germany
Bell Microproducts Iquique, S.A.	Chile
Bell Microproducts Limited	England and Wales
Bell Microproducts Mexico S.A. de C.V.	Mexico
Bell Microproducts Mexico Shareholder, LLC	Florida
Bell Microproducts SARL	France
Bell Microproducts Solutions GmbH	Germany
Bell Microproducts Solutions N.V.	Belgium
Bell Microproducts Spain SL	Spain
Bell Microproducts s.r.l.	Italy
Bell Microproducts Trader, S.A.	Chile
Bell Microproducts (US) GmbH	Germany
Bell Microproducts (US) Limited	England and Wales
BM Europe Partners C.V.	Netherlands
Don Bell Microproducts Chile, S.A.	Chile
Forefront Graphics US Inc.	Ontario
Ideal Hardware Limited	England and Wales
L&C Importadora, S. de R.L. de C.V.	Mexico
Net Storage Computers, Ltda	Brazil
New ProSys Corp.	Georgia
Now Direct, Inc.	Nevada
Open PSL Holdings Limited	England and Wales
Open PSL Limited	England and Wales
Open Computing Limited	England and Wales
ProSys Information Systems, Inc.	Georgia
Rorke Data, Inc.	Minnesota
Total Tec Systems, Inc.	New Jersey